Exhibit 10.21

STMICROELECTRONICS N.V. AND 8X8 LX VIDEO DEVELOPMENT AND LICENSE

This Agreement is made as of March___, 2002 (the "Effective Date") between 8x8, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter "8x8") and STMicroelectronics N.V., a Dutch corporation having its principal place of business at Strawinskylaan 1725, Tower B 17th floor, 1077 Amsterdam, The Netherlands, acting for the purpose of this Agreement through its Swiss branch, ICC Bloc A, Route de Pré-bois 20, 1215 Geneva 15, Switzerland (hereafter "ST").

  ST LX Technology. Subject to the terms and conditions herein, ST is to provide 8x8 with sufficient information to enable 8x8 to develop semiconductor products that incorporate the ST LX based processor core technology.. For purposes of this Agreement, "LX Technology" shall mean the LX based processor core technology known as ST 210 and ST 220 and a specific ST220 enhanced core (hereafter known as ST220-26L) which will be for the purpose of accommodating the performance requirements of the H26L specification. For purposes of this Agreement, the "8x8 LX Chips" shall mean chips designed by 8X8 and incorporating the LX Technology, 8x8 circuitry and possibly other ST or third party circuitry. The information to be provided by ST hereunder ("LX Information") includes, but is not limited to, the following as it relates to the LX Technology and as it exists on the Effective Date or upon delivery:
      All applicable netlists; schematics; layouts; software, high level, behavioral, C-, Verilog and timing models; simulation patterns, validation and test suites and test programs; and standard cell libraries and models.
      All internal ROM microcodes and microcode models and tools
      Documentation relating to these items to the extent presently available and in its existing form.
  ST LX Tools. ST will provide 8X8 the ST220 simulator and compiler (known as the Multi-Flow tools chain) and successor simulators and compilers related to the LX Technology (the "LX Tools") in binary code format. ST will provide 8x8 with five (5) ST210 development platforms and five (5) ST220/Web-Buddy development platforms. ST will provide 8x8 with documentation relating to these items to the extent presently available and in its existing form.
  ST LX License. Subject to the terms and conditions of this Agreement, ST hereby grants to 8x8, a non-exclusive, non-transferable, non- assignable, world-wide license to use, operate and copy the LX Technology, LX Information and LX Tools in order to make, have manufactured, commercialize, sell and otherwise dispose of 8x8 LX Chips and 8x8 software. The license granted herein includes any patents, trade secrets, copyrights or other intellectual property owned by ST or its Affiliates now or in the future applicable to the LX Technology, LX Information and LX Tools provided that any license or delivery of technology is only to the extent ST is legally entitled to grant rights thereto to 8x8 hereunder.
    8x8 shall have the rights to choose, at its sole discretion, at which foundry to manufacture the 8x8 LX Chips, provided that ST shall first be offered an opportunity to meet or beat all terms and conditions offered by 8x8's chosen foundry vendor including but not limited to such terms as unit pricing, tooling, capacity allocation, prototype and production delivery, quality and reliability.
      8x8 shall present to ST a request for quotation ("RFQ") that contains sufficient information with which ST can provide a quotation to 8x8 including any relevant competitive terms and conditions, without violating any existing Non Disclosure Agreements in affect between 8x8 and a 3rd party. ST will provide 8x8 with a quotation within a reasonable timeframe as mutually agreed to between the parties. If such ST quotation does not meet competitive terms and conditions or is not received by 8x8 in a timely manner, 8x8 can choose, at its sole discretion, to build the 8x8 LX Chips at alternative, non-ST foundry of its choice.
      If ST does respond to the RFQ in a timely manner and with competitive terms, 8x8 may at its own discretion, still choose to manufacture the 8x8 LX Chip at another foundry. However, 8x8 will ensure that at least 80% of the annual unit volume that it purchases of such an 8x8 LX Chip is manufactured or sourced through ST provided that ST maintains competitive terms and conditions.
      8x8 acknowledges that ST may subcontract some or all of the manufacturing of the 8x8 LX Chips to an external, third party foundry. Accordingly, design package information provided by 8x8 to ST for the manufacture of the 8x8 LX Chips may be, at 8x8's sole discretion, targeted towards the appropriate third party foundry process.
    Subject to the terms and conditions of this Agreement and in addition to the rights granted in Section 3 above, ST hereby grants to 8x8 the right to grant to 8x8's 8x8 LX Chip customers a non-exclusive, non-assignable, non-transferable sublicense to use the 8x8 LX Chips to develop, make, have manufactured, commercialize, sell or otherwise dispose of board, subsystem or system level products that contain the 8x8 LX Chip.
  LX Royalty. In return for the license described in Item 3, 8x8 will pay ST a royalty of $0.25 for each of the first five (5) million, $0.15 for each of the units between five (5) and ten (10) million, and $0.10 for each unit above ten (10) million 8x8 LX Chips not manufactured by ST or sourced through ST that 8x8 sells either as a semiconductor product or incorporated in a system.
  ST MPEG4 Code. Subject to the terms and conditions herein, ST is to provide 8x8 with its existing DIV-X MPEG4 firmware ported for execution on the LX in source and object code form ("MPEG4 Code") as it exists upon delivery and any documentation relating to the MPEG4 Code to the extent presently available and in its existing form. Specifically excluded from the license granted hereunder are any future developments, enhancements, maintenance or any other technology developed relative to MPEG1, 2,4 or MPEG standards that are unrelated to the MPEG4 Code as of the Effective Date.
  ST MPEG4 License. Subject to the terms and conditions of this Agreement, ST hereby grants to 8x8 a royalty free, nonexclusive, nontransferable, non-assignable world-wide license to use, operate, copy and modify the MPEG4 Code in order to make, have manufactured, commercialize, sell and otherwise dispose of 8x8 LX Chips bundled with the MPEG4 Code or derivatives thereof provided by ST hereunder or developed by 8x8 hereunder, provided that nothing herein entitles 8x8 to distribute the MPEG4 Code except in object code form only. The license granted herein includes any patents, trade secrets, copyrights or other intellectual property owned by ST now or in the future applicable to the MPEG4 Code, provided that any license or delivery of technology is only to the extent ST is legally entitled to grant rights thereto to 8x8 hereunder.
    Subject to the terms and conditions of this Agreement and in addition to the rights granted in Section 6 above, ST hereby grants to 8x8 the right to grant to 8x8's 8x8 LX Chip customers a non-exclusive, non-assignable, non-transferable sublicense to use the MPEG4 Code to develop, make, have manufactured, commercialize, sell or otherwise dispose of products that contain the MPEG4 Code as bundled with the 8x8 LX Chips and in object code form only.
  8x8 Code. Subject to the terms and conditions herein, 8x8 is to provide ST with its H.263 and future H26L video codec firmware ported for execution on the LX Technology (including, if any, H.263 or H.26L codec firmware targeted for operation on a system host processor in conjunction with the LX Technology) in source and object code form ("8x8 Code") as it exists upon delivery and any documentation relating to the 8x8 Code to the extent presently available and in its existing form. The parties understand and agree that the H26L video codec firmware as referred to hereunder means the Joint Model Number 1 video compression recommendation resulting from the work of the Joint Video Team formed by ITU-T SG16 Q.6 (VCEG) and ISO/IEC JTC 1/SC 29/WG 11 (MPEG).
  8x8 License. Subject to the terms and conditions of this Agreement, 8x8 hereby grants to ST a nonexclusive, nontransferable, non- assignable world-wide license to use, operate, copy and modify the 8x8 Code in order to make, have manufactured, commercialize, sell and otherwise dispose of ST semiconductor products bundled with the 8x8 Code or derivatives thereof ("ST Chip"), provided that nothing herein entitles ST to distribute the 8x8 Code except in object code form only. The license granted herein includes any patents, trade secrets, copyrights or other intellectual property owned by 8x8 now or in the future applicable to the 8x8 Code, provided that any license or delivery of technology is only to the extent 8x8 is legally entitled to grant rights thereto to ST hereunder.
    Subject to the terms and conditions of this Agreement and in addition to the rights granted in Section 8 above, 8x8 hereby grants to ST the right to grant to ST's ST Chip customers a non-exclusive, non-assignable, non- transferable sublicense to use the 8x8 Code to develop, make, have manufactured, commercialize, sell or otherwise dispose of products that contain the 8x8 Code as bundled with the ST Chips and in object code form only.
  Third Party Technology. Specifically excluded from the licenses granted hereunder are any developments, enhancements, maintenance or any other technology received by the licensor from third parties unless such third party has allowed the licensor to pass on such enhancements to the licensor's other licensees.
  Custom Development. Specifically excluded from the licenses granted hereunder are any developments, enhancements, maintenance or any other technology developed by the licensor for a third party unless such third party has allowed the licensor to pass on such enhancements to licensor's other licensees.
  8x8 Code Royalty. In return for the license described in Item 8, ST will pay 8x8 a royalty according to the below schedule for each ST Chip it sells with which the 8x8 Code is expressly sublicensed or supplied by ST to ST customers.

Volume	Royalty Per Unit
Initial 4,500,000 ST Chips bundled with the H.263 based 8x8 Code	$0.10
Initial 4,500,000 ST Chips bundled with the H.26L based 8x8 Code	$0.10

  Subject to the terms of this Agreement, in the event the 8x8 Code or any derivatives of the MPEG4 code practices patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed ("Patents") by ST, ST agrees that it will not assert these Patents against 8x8 for 8x8's making, using, and/or selling of the 8x8 Code. In any event this non-assert clause applies only in favor of 8x8 and 8x8 customers, and does not cover any third parties or partners of 8x8. NOTWITHSTANDING ANYTHING TO THE CONTRARY, This non-assert clause is non- transferable, not assignable and will automatically terminate in the event of a change of control of 8X8. For purposes of this section, a change of control shall mean one transaction or a series of related transactions that results in a change of control through direct or indirect ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for the election of directors (other than restricted shares of stock).
  Subject to the terms of this Agreement, in the event the LX Technology, the MPEG4 Code, or any derivatives of the 8x8 Code practices patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed ("Patents") by 8x8, 8x8 agrees that it will not assert these Patents against ST for ST's making, using, or selling the LX Technology, the MPEG4 Code, or any derivatives of the 8x8 Code. In any event this non-assert clause applies only in favor of ST and ST customers and does not cover any third parties or partners of ST. NOTWITHSTANDING ANYTHING TO THE CONTRARY, This non-assert clause is NON-Transferable, not assignable and will automatically terminate in the event of a change of control of ST. For purposes of this section, a change of control shall mean one transaction or a series of related transactions that results in a change of control through direct or indirect ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for the election of directors (other than restricted shares of stock).
  All royalties payable hereunder will be due within 30 days of the end of each of the payee's fiscal quarters in which applicable product was shipped. Each party is entitled to audit the other party's records through an independent auditor. Either party shall have the right for representatives of a firm of independent accountants who shall have signed an appropriate non disclosure agreement, to which the other party shall not unreasonably object ("Auditors"), to make an examination and audit, by prior appointment agreed between the Parties, such agreement not to be unreasonably withheld, during normal business hours, not more frequently than once annually during the time that a party is required to make royalty payments to the other party hereunder and for one year thereafter, of all records and accounts as may under recognized accounting practices contain information bearing upon the royalties revenue and the number of products sold by either party under this Agreement. The Auditors will report to the auditing party only upon whether the royalties paid to it by the audited party were or were not correct, and if incorrect, what are the correct amounts for the royalties. The audited party shall be supplied with a copy of or sufficient extracts from any report prepared by the Auditors. Such audit shall be at the auditing party's expense unless it reveals an underpayment of royalties of five percent (5%) or more in which case the audited party shall reimburse the auditing party  for the costs of such audit, plus interest of 12% per annum on the deficiency from the time the royalty was due until paid.
    Concurrent with each royalty payment either party makes hereunder, the paying party shall provide an explanation, as mutually agreed to, of how the payment amount was calculated.
  Development Schedule. ST will employ commercially reasonable efforts to deliver the LX Tools, the LX Technology and the MPEG4 Code (together "ST Technology") within one (1) month of the Effective Date. 8x8 will employ commercially reasonable efforts to deliver the initial 8x8 Code within nine (9) months from receipt of the LX Tools and the LX Technology.
  Tool Updates. ST will provide 8x8 with updates and enhancements to the LX Tools developed by ST, including but not limited to the new tool chain that ST is developing that is expected to be available at the end of 2002 and any documentation as they become available for the term of this Agreement. Upon delivery, such updates and enhancements shall become part of the LX Tools as defined herein.
  Update and Enhancement Sharing. ST and 8x8 will share with each other where the creating party has the legal ability to disclose, such updates and enhancements either party makes to the LX Technology, MPEG4 Code and 8x8 Code ("Enhancements") as those terms are defined herein as they become available for a period of two (2) years from the Effective Date or two (2) years from the date on which a new, major version of the relevant technology is made available whichever is later. For purposes of this agreement, the meaning of a new, major version shall be mutually agreed to but would be considered , but not limited to , for the LX Technology the initial delivery and any new version of the LX core provided hereunder and for the 8X8 Code the H263 codec or new H26L codec. After that time, Enhancement sharing is to continue unless either party indicates an interest in discontinuing to share such Enhancements at which time the parties will exchange the latest updates and no further Enhancements will be shared. Upon delivery such Enhancements will become part of the relevant LX Technology, MPEG4 Code or 8x8 Code as those terms are defined herein.
  Future Developments. The parties understand that availability of the H26L based 8x8 Code assumes implementation of a mutually agreed to version of the LX Technology capable of executing the H.26L based 8x8 Code and ratification and acceptance of the relevant standard currently known as the Joint Video Team (JVT) initiative. ST and 8X8 agree to negotiate in good faith on a case-by-case basis the terms and conditions under which such a license may be provided for future cores and future codecs.
  Technical Support. Each party will provide the other with sufficient applications engineering level technical support necessary to commercialize products based on the licensed technology for as long as the parties continue to share enhancements to the licensed technology.
  8x8 LX Chip Customers. In the event that an 8x8 LX Chip customer wishes to license the LX Tools or the MPEG4 Code in source format, ST agrees to negotiate in good faith on a case-by-case basis the terms and conditions under which such a license may be provided.
  ST LX Customers. In the event that an ST Chip customer wishes to license the 8x8 Code in source code form, 8x8 agrees to negotiate in good faith on a case by case basis the terms and conditions under which such a license may be provided.
  Representations and Warranties
    8x8 represents and warrants to ST that (a) to the best of its knowledge as of the Effective Date it has full power and authority to enter into this Agreement, (b) to the best of its knowledge as of the Effective Date the terms and conditions of this Agreement, and 8x8's obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment to which 8x8 is a signatory or by which it is bound, (c) to the best of its knowledge as of the Effective Date it owned or controlled the 8x8 Code that will be licensed and delivered to ST under this Agreement and (d) it will defend and indemnify ST against any third party claims arising out of or related to a breach of these warranties and representations.
    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, 8x8 MAKES NO WARRANTIES OR CONDITIONS, EXPRESSED, STATUTORY, IMPLIED, OR OTHERWISE, WITH RESPECT TO THE 8x8 CODE LICENSED HEREUNDER, AND 8x8 HEREBY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.
    ST represents and warrants to 8x8 that (a) to the best of its knowledge as of the Effective Date it has full power and authority to enter into this Agreement, (b) to the best of its knowledge as of the Effective Date the terms and conditions of this Agreement, and ST's obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment to which ST is a signatory or by which it is bound, (c) to the best of its knowledge as of the Effective Date it owned or has authority to license the ST Technology that will be licensed and delivered to 8x8 under this Agreement and (d) it will defend and indemnify 8x8 against any third party claims arising out of or related to a breach of these warranties and representations.
    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ST MAKES NO WARRANTIES OR CONDITIONS, EXPRESSED, STATUTORY, IMPLIED, OR OTHERWISE, WITH RESPECT TO THE ST CODE LICENSED HEREUNDER, AND ST HEREBY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO
  8x8 Indemnification
    8x8 shall indemnify and hold ST, their respective officers, directors, employees and agents (hereafter referred individually or collectively as "ST Indemnitees") harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses relating to ST Indemnitees defense resulting from any suit, claim, demand, or other action by a third party against ST Indemnitees based upon a finding that any 8x8 Code infringes the IP Rights of a third party ("ST Infringement Claim"), provided that: (i) ST gives written notice to 8x8 within ten (10) business days of notice of such ST Infringement Claim; (ii) ST allows 8x8 at its expense through attorneys of its own choice, to exclusively defend or control the defense of any ST Infringement Claim; and (iii) ST assists 8x8 in all reasonable aspects in such investigation and defense, and is reimbursed by 8x8 for all the reasonable costs incurred in collaborating in such investigation and defense. The foregoing indemnity obligations shall specifically not apply to any claim excluded under Section (b) below. If, as a result of a ST Infringement Claim, ST Indemnitees are enjoined from using the 8x8 Code, or selling ST Chips, 8x8 may in its sole discretion, (i) procure for ST Indemnitees the right to use the 8x8 Code under the same terms and conditions set forth in this Section or (ii) provide ST Indemnitees with modified 8x8 Code that is non-infringing while still meeting substantially the same functional specifications as the 8x8 Code.
    8x8 shall have no obligation hereunder for any ST Infringement Claim which results from: (a) the combination of the 8x8 Code with other products; (b) the modification of the 8x8 Code by parties other than 8x8 (or not authorized by 8x8); (c) the Enhancements of the 8x8 Code by or for ST.
    THIS SECTION STATES THE ENTIRE LIABILITY OF 8x8 AND THE EXCLUSIVE REMEDY OF ST WITH RESPECT TO ANY AND ALL INFRINGEMENT CLAIMS. EXCEPT AS EXPRESSLY STATED IN THIS SECTION, ALL WARRANTIES OF NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS ARE HEREBY DISCLAIMED BY 8x8.
  ST Indemnification
    ST shall indemnify and hold 8x8, their respective officers, directors, employees and agents (hereafter referred individually or collectively as "8x8 Indemnitees") harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses relating to 8x8 Indemnitees defense resulting from any suit, claim, demand, or other action by a third party against 8x8 Indemnitees based upon a finding that any ST Technology infringes the IP Rights of a third party ("8x8 Infringement Claim"), provided that: (i) 8x8 gives written notice to ST within ten (10) business days of notice of such 8x8 Infringement Claim; (ii) 8x8 allows ST at its expense through attorneys of its own choice, to exclusively defend or control the defense of any 8x8 Infringement Claim; and (iii) 8x8 assists ST in all reasonable aspects in such investigation and defense, and is reimbursed by ST for all the reasonable costs incurred in collaborating in such investigation and defense. The foregoing indemnity obligations shall specifically not apply to any claim excluded under Section (b) below. If, as a result of a 8x8 Infringement Claim, 8x8 Indemnitees are enjoined from using the ST Technology, or selling 8x8 LX Chips, ST may in its sole discretion, (i) procure for 8x8 Indemnitees the right to use the ST Technology under the same terms and conditions set forth in this Section or (ii) provide 8x8 Indemnitees with modified ST Technology that is non- infringing while still meeting substantially the same functional specifications as the ST Technology.
    ST shall have no obligation hereunder for any 8x8 Infringement Claim which results from: (a) the combination of the ST Technology with other products ; (b) the modification of the ST Technology by parties other than ST (or not authorized by ST); (c) the Enhancements of the ST Technology by or for 8x8.
    THIS SECTION STATES THE ENTIRE LIABILITY OF ST AND THE EXCLUSIVE REMEDY OF 8x8 WITH RESPECT TO ANY AND ALL INFRINGEMENT CLAIMS. EXCEPT AS EXPRESSLY STATED IN THIS SECTION, ALL WARRANTIES OF NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS ARE HEREBY DISCLAIMED BY ST.
  Term and Termination.
    This Agreement shall become effective upon the Effective Date and shall continue for a period of five (5) years ("Term"), extended with additional one-year renewal periods should the parties agree in writing.
    This Agreement may be terminated by either party upon notice if the other party (i) breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, or (ii) becomes the subject of any voluntary or involuntary proceeding under the applicable national or state bankruptcy or insolvency laws and such proceeding is not terminated within sixty (60) days of its commencement.
    In the event of termination of this Agreement for breach or bankruptcy as provided herein, the license rights of the non-terminated party pursuant to licenses granted hereunder shall survive such termination, and the license rights of the terminated party pursuant to the licenses granted hereunder shall survive only to the extent required to protect the interest of existing, committed customers of the terminated party, and in particular the terminated party shall have the right to (i) complete and sell or otherwise dispose of any work-in-progress existing in its manufacturing plants at the time of termination, (ii) sell and otherwise dispose of any relevant product in stock, (iii) complete any orders for relevant product existing at the time of termination and (iv) continue to provide technical support to its customers.
    Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall diminish the rights of any customer who has purchased product to continue to use and/or sell or otherwise dispose of the same.
    Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall relieve either party of its obligation to pay any sum due hereunder.
    The provisions of Sections 22, 23, 24, 25, 26, 27,and 30 shall survive any termination of this Agreement.
    Furthermore, unless terminated under Section 25(b) above, the provisions of Sections 3, 4, 6, 8 and 11shall survive termination of this agreement to the extent that either party may, under the terms of this Agreement (i) complete any product development work-in-progress prior to the date of termination but not initiate any new product development effort using the technology licensed hereunder; (ii) continue to make, have manufactured, commercialize, sell or otherwise dispose of products subject to the licenses herein; and (iii) continue to sublicense the rights to its customers to develop, make, have manufactured, commercialize, sell or otherwise dispose of products that contain the technology subject to the licenses herein.
  Confidentiality
    For the purposes of this agreement, Confidential Information shall mean the terms of this Agreement as well as any proprietary information and data of either party, contained in written or tangible form which is marked as "Internal Use Only", "Proprietary", "Confidential", or similar words. One party's, including its Affiliates ("Disclosing Party") Confidential Information shall also include its confidential information and data orally disclosed to the other party including its Affiliates ("Receiving Party")as long as such verbal disclosures are marked as "Confidential" or similar wording within 30 days of the verbal disclosure. However, Confidential Information shall not include any data or information which:
      Is or becomes publicly available through no fault of the Receiving Party;
      Is already in the rightful possession of the Receiving Party prior to its receipt of such data or information;
      Is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party;
      Is rightfully obtained by the Receiving Party from a third party or in the public domain;
      Is disclosed with the written consent of the Party whose information it is; or
      Is disclosed pursuant to court order or other legal compulsion, after providing prior written notice to the Disclosing Party of the intended disclosure.
    The Receiving Party shall and for a period of ten (10) years following receipt of the Confidential Information, hold all Confidential Information of the Disclosing Party in confidence, not disclose such Confidential Information to any third parties except those with a need to know in connection with or during the performance of this Agreement who have executed a confidentiality agreement with terms at least as restrictive with regard to the Disclosing Party's information as those set forth herein, and in general use the same degree of care to protect the confidentiality of the Disclosing Party's Confidential Information as it uses with respect to its own information of a similar nature.
    Neither 8x8 nor ST shall use the other party's Confidential Information for another or other purpose than for the purposes set forth in this Agreement.
    Except as otherwise provided in Section 25(a) above, upon termination of this Agreement all of the Disclosing Party`s Confidential Information and all copies thereof in the Receiving Party's possession or control shall be immediately returned to the Disclosing Party or destroyed by the Receiving Party at the Disclosing Party's instruction. The Receiving Party shall then certify the same in writing and that no copies have been retained by the Receiving Party, its employees, Affiliates, contractors, or other parties to whom such information is provided.
    The Receiving Party acknowledges that the unauthorized disclosure of the Disclosing Party Confidential Information will cause irreparable harm and significant injury, the scope of which is difficult to ascertain. Accordingly, the Receiving Party agrees that the Disclosing Party shall have the right to an immediate injunction enjoining any such unauthorized disclosure.
  Limitation of Liability
    EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
    IN NO EVENT SHALL THE TOTAL LIABILITY OF 8x8 TO ST ARISING UNDER SECTION 23 "INDEMNIFICATION" HEREOF EXCEED THE TOTAL AMOUNT PAID BY ST TO 8x8 WITH RESPECT TO THE 8X8 CODE CONTAINING THE IP RIGHTS SUBJECT MATTER OF THE CLAIM, PROVIDED THAT SUCH TOTAL AMOUNT SHALL NOT EXCEED THE LESSER OF THE AMOUNT OF ROYALTIES PAID BY ST TO 8x8 HEREUNDER OR FIVE HUNDRED THOUSAND U.S. DOLLARS ($500,000).
    IN NO EVENT SHALL THE TOTAL LIABILITY OF ST TO 8x8 ARISING UNDER SECTION 24 "INDEMNIFICATION" HEREOF EXCEED THE TOTAL AMOUNT PAID BY 8x8 TO ST WITH RESPECT TO THE LX TECHNOLOGY CONTAINING THE IP RIGHTS SUBJECT MATTER OF THE CLAIM, PROVIDED THAT SUCH TOTAL AMOUNT SHALL NOT EXCEED THE LESSER OF THE AMOUNT OF ROYALTIES PAID BY 8X8 TO ST HEREUNDER OR FIVE HUNDRED THOUSAND U.S. DOLLARS ($500,000).
    IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS, DAMAGE OR LIABILITY ARISING FROM A BREACH OF THIS AGREEMENT EXCEED THE LESSER OF THE SUM TOTAL OF THE ROYALTIES PAID BY THE NON-PAYING PARTY OR FIVE HUNDRED THOUSAND DOLLARS ($500,000) PROVIDED (1) THAT SUCH LIMIT SHALL NOT APPLY IN THE EVENT OF A WILLFUL MISUSE OR WILLFULLY UNLAWFUL DISTRIBUTION OF THE TECHNOLOGY LICENSED HEREUNDER, AND (2) PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE EVENT THAT EITHER PARTY FAILS TO PAY THE ROYALTIES DUE BY ONE PARTY TO THE OTHER AS SET FORTH HEREIN, NOTWITHSTANDING THE ABOVE LANGUAGE IN (2), THE TOTAL LIABILITY OWED IN A DISPUTE FOR ROYALTIES SHALL BE THE AMOUNT OF ROYALTIES OWED PLUS ANY INTEREST OWED UNDER SECTION 14.
  Affiliates. Both parties will be able to apply this agreement and the license herein to itself and its affiliate companies. Affiliate companies shall be defined to be an entity controlling, controlled by, or under common control as of the Effective Date or thereafter during the term of this Agreement, with ST or 8x8 as the case may be, provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this definition "control" shall mean ownership or control, either directly or indirectly, of greater than 50% of the voting rights of such entity.
  Public Announcements. 8x8 and ST will use reasonable efforts to issue a mutually agreeable joint press release. Otherwise, neither party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent. However, either party is free to file with the SEC or other relevant government agencies any document required to be filed thereon advice of counsel (redacted in a form advised by counsel).
  Assignment. This Agreement may not be assigned by either party, nor any of such party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other party. For purposes of this section, a change of control of a Party resulting from one transaction or a series of related transactions shall be deemed to result in an assignment or transfer of this Agreement. Control shall mean direct or indirect ownership or control of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for the election of directors (other than restricted shares of stock). In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.
  Force Majeure. Neither party shall be liable to the other party for failure of or delay in performance of any obligation under this Agreement, directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other events beyond its reasonable control. In the event that such failure or delay occurs, the affected party shall notify the other party of the occurrence thereof as soon as possible and the parties shall discuss the best way to resolve the event of force majeure.
  Notices. All notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) the next day following the date of transmittal when transmitted by facsimile; or (iii) on the third day following the date of transmittal when transmitted by express mail; or (iv) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice: ST: ST Microelectronics, Inc. at 1310 Electronics Drive Carrollton, TX 75006 USA. Attention: General Counsel; and 8x8: 8x8, Inc. 2445 Mission College Blvd. Santa Clara, California 95054 Attention: Chief Financial Officer.
  Waiver. The waiver by either party of the remedy for the other party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.
  Severability. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.
  Amendment. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each party.
  Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, USA without respect to its conflict of law provisions.
  No Partnership. In giving effect to this Agreement, no party shall be or be deemed to be an agent or employee of another party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the parties. No party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other party.
  8X8 acknowledges that in consideration of the licenses granted by ST herein, 8X8 agrees that for the Term of the Agreement the 8X8 LX Chips shall be restricted to applications that include audio telephony and/or video telephony functions unless otherwise specifically agreed to in writing between the parties. In the event that ST and 8x8 determine that 8x8 is attempting to sell the 8x8 LX Chips and ST is attempting to sell ST Chips to the same prospect or customer for the same application, the parties agree to negotiate in good faith to avoid confusing such a customer.
  Entire Agreement. This Agreement constitute the entire agreement between the parties and supersede all prior proposal(s) and discussions relative to the subject matter of this Agreement and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter other than as expressly provided herein. The terms and conditions contained herein and the appendixes attached hereto constitute the entire agreement between the parties and shall supersede all previous communications either oral or written between the parties with respect to the subject matter hereof. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the Effective Date.
For STMicroelectronics N.V.		For 8x8, Inc.
Name:	Philippe Geyres	Name:	Christopher Peters
Title:	Corporate Vice President, G.M. CMG	Title:	Corporate Development Officer
Signature:	/s/ Philippe Geyres	Signature:	/s/ Christopher Peters